Exhibit 16.1

November 15, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 1, 2013, to be filed by our former client, Hall Tees, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very Truly your,

 /s/ EFP Rotenberg, LLP

EFP Rotenberg LLP